Exhibit 99.1

PDS Biotech Announces Preclinical Data for PDS0203, a T-Cell Activating Recombinant Protein Vaccine Against COVID-19

Versamune-CoV-2 (PDS0203) generated high levels of robust, long-lasting CD8 (killer) T-cell responses and potent neutralizing antibody responses within 14 days of vaccination

Florham Park, NJ, July 27, 2020 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies and infectious disease vaccines based on the Company’s proprietary Versamune(R) T-cell activating technology, today announced preclinical data for its COVID-19 vaccine candidate, Versamune-CoV-2 (PDS0203).  PDS0203 pairs the Versamune(R) platform with a recombinant protein recognized by the human immune system that is derived from the Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2) virus that causes COVID-19.  The protein included in PDS0203 encompasses SARS-CoV-2 sections that induce an antibody response, as well as sections that are recognized by CD8 and CD4 T-cells.

PDS Biotech has generated robust preclinical data confirming that PDS0203 elicits induction of highly active and potent virus-specific CD8 killer and CD4 helper T-cells within 14 days of treatment.  Importantly, the study also demonstrated induction of the long-lasting virus-specific memory T-cells necessary for longer term protection.  PDS0203 demonstrated a 30-45 fold increase in COVID-19 specific T-cells by Day 14 when compared to the vaccine without Versamune(R).  These preclinical studies also confirmed induction of strong anti-SARS-CoV-2 neutralizing antibodies within 14 days, with a 20-25-fold increase when compared to the vaccine without Versamune(R).  Lastly, these preclinical studies showed a further substantial increase in neutralizing antibody levels continuing more than 30 days after vaccination.  PDS Biotech plans to submit details of the preclinical studies to a peer reviewed scientific journal.

“Recent COVID-19 research has highlighted the critical importance of developing vaccines capable of generating high levels of targeted CD8 and CD4 T-cells, in addition to neutralizing antibodies, to achieve durable protection against COVID-19 infection. Our preclinical data shows PDS0203’s ability to rapidly induce both protective antibodies and long-lasting T-cells specific for COVID-19,” commented Dr. Frank Bedu-Addo, CEO of PDS Biotech, “Due to the mechanism by which Versamune(R) activates a disease-specific immune response, our PDS0101 program demonstrated successful translation of T-cell induction and safety data from preclinical models to humans.  We therefore believe that this encouraging PDS0203 preclinical data may similarly translate to humans.  If so, then it may present unique potential to provide the breadth and level of immune responses necessary for a safe and effective vaccine with long-term protection against COVID-19.”

As previously announced, the Company has also initiated preclinical development of Versamune(R)-CoV-2FC (PDS0204), a COVID-19 vaccine candidate being developed in partnership with Brazil-based Farmacore Biotechnology, which combines the immune-activating Versamune(R) platform with a Farmacore-developed SARS-CoV-2 recombinant fusion protein.

About the Versamune(R) technology platform

The Versamune(R) technology is based on proprietary immune activating lipids that uniquely activate an important immunological signaling pathway, called the Type 1 interferon signaling pathway, known to be important in the induction of both anti-viral and anti-tumor immune responses.  It also promotes efficient access of the disease-specific immunologically recognized protein (antigen) into two important immunological pathways called the Class I and II MHC pathways, therefore enabling powerful induction and activation if CD8 (Killer) and CD4 (helper) T-cells that can recognize, kill and protect against the specific disease.  The technology is protected by multiple international composition and application patents.

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company with a growing pipeline of cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune(R) T-cell activating technology platform. Versamune(R) effectively delivers disease-specific antigens for in vivo uptake and processing, while also activating the critical type 1 interferon immunological pathway, resulting in production of potent disease-specific killer T-cells as well as neutralizing antibodies. PDS Biotech has engineered multiple therapies, based on combinations of Versamune(R) and disease-specific antigens, designed to train the immune system to better recognize disease cells and effectively attack and destroy them. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0203

PDS0203 is a COVID-19 vaccine candidate that combines the utility of the Versamune(R) platform with a recombinant native Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2) protein.  The World Health Organization (WHO) declared the COVID-19 outbreak caused by a novel coronavirus, Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2), a global health emergency in January of 2020. Within three months of initial discovery COVID-19 was declared a global pandemic, reflecting alarming levels of spread and severity and resulting in unprecedented action by local and national governments to restrict the movement of citizens to contain the spread.  Building immunity to the disease is the key to stopping its spread. A COVID-19 vaccine would train the immune system to recognize and destroy the virus without the vaccinated person getting sick.

About PDS0204

PDS0204 is a COVID-19 vaccine candidate that combines the utility of the Versamune(R) platform with a Farmacore-developed recombinant fusion protein of Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2).  The World Health Organization (WHO) declared the COVID-19 outbreak caused by a novel coronavirus, Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2), a global health emergency in January of 2020. Within three months of initial discovery COVID-19 was declared a global pandemic, reflecting alarming levels of spread and severity and resulting in unprecedented action by local and national governments to restrict the movement of citizens to contain the spread.  Building immunity to the disease is the key to stopping its spread. A COVID-19 vaccine would train the immune system to recognize and destroy the virus without the vaccinated person getting sick.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” ”believe,” ”estimate,” ”project,” ”intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead assets, PDS0101; the preclinical results of the Company’s PDS0203 and PDS0204 product candidates, which will be subject to more rigorous testing and which are not necessarily indicative of future clinical results; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and PDS0204, and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the acceptance by the market of the Company’s product candidates, if approved, and  the overall performance and success of the Company’s product candidates; the number or type of studies or nature of results necessary to support the filing of a new drug application for any of the Company’s current product candidates; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Alexander Lobo
The Ruth Group
Phone: +1 (646) 536-7037
Email: alobo@theruthgroup.com